As filed with the Securities and Exchange Commission on July 22, 2003
                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Maxcor Financial Group Inc.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   59-3262958
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                One Seaport Plaza, 19th Floor, New York, NY 10038
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip code)

               Maxcor Financial Group Inc. 2002 Stock Option Plan
               --------------------------------------------------
                            (Full Title of the Plan)

                              Roger E. Schwed, Esq.
                                 General Counsel
                           Maxcor Financial Group Inc.
                          One Seaport Plaza, 19th Floor
                            New York, New York 10038
                     ---------------------------------------
                     (Name and Address of Agent For Service)

                                 (646) 346-7000
          -------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                  Proposed Maximum       Proposed Maximum          Amount of
Title Of Securities            Amount To Be       Offering Price         Aggregate Offering        Registration
To Be Registered               Registered (1)     Per Share              Price (2)                 Fee (3)
====================================================================================================================
Common Stock, par value
$.001 per share (4)                  245,000            $6.00 (5)          $ 1,470,000              $  118.92
                                      40,000            $6.60 (6)          $   264,000              $   21.36
                                   1,215,000            $9.35 (7)          $11,360,250              $  919.04

====================================================================================================================
Totals:                            1,500,000                               $13,094,250              $1,059.32
====================================================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares being registered shall include an indeterminate number of additional shares of Common Stock which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 2002 Stock Option Plan.
(2) Calculated pursuant to Rule 457(h) under the Securities Act, based upon the product of (i) the offering prices calculated in accordance with Rules 457(c) and 457(h), as applicable, and (ii) the number of options exercisable at each such offering price. Set forth solely for the purpose of calculating the registration fee.
(3) Calculated pursuant to Section 6(b) of the Securities Act as .0000809 of the Proposed Maximum Aggregate Offering Price.
(4) Includes the associated rights (the "Rights") to purchase shares of the Series A Junior Participating Preferred Stock of the Registrant, one for each share of Common Stock. Prior to the occurrence of certain events, the Rights will not be evidenced separately from the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.
(5) Pursuant to Rule 457(h) under the Securities Act, the offering price per share is the exercise price per share at which such options are exercisable.
(6) Pursuant to Rule 457(h) under the Securities Act, the offering price per share is the exercise price per share at which such options are exercisable.
(7) Computed in accordance with Rule 457(c) under the Securities Act based on the average of the bid ($9.31) and asked ($9.39) prices for the Common Stock on July 18, 2003 as reported for such date on the Nasdaq National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Maxcor Financial Group Inc., a Delaware corporation (the "Registrant" or the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         (2) The Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 2003;

         (3) The Company's Current Reports on Form 8-K respectively dated January 17, 2003, January 30, 2003, March 14, 2003, March 31,
              2003, April 24, 2003, April 30, 2003, May 15, 2003 and July 21,
              2003;

         (4) The description of the common stock, par value $.001 per share, of the Company (the "Common Stock") set forth under the caption "Description of Securities" in the Company's Registration Statement on Form S-1 (File No. 33-85346), filed on October 19, 1994 with the Commission, and any amendments or reports thereto filed with the Commission for the purpose of updating such description; and

         (5) The description of the Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") which are attached to shares of Common Stock set forth under the caption "Description of Securities To Be Registered" in the Company's Registration Statement on Form 8-A, dated December 6, 1996, and any amendments or reports thereto filed with the Commission for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Certain legal matters with respect to the shares of Common Stock and the associated Rights registered hereby have been passed upon for the Company by Roger E. Schwed, Esq., Executive Vice President, General Counsel and Secretary of the Company. Mr. Schwed directly and indirectly owns 22,000 shares of Common Stock and has options to acquire an aggregate of 125,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors, officers, employees and agents against certain liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

         Article EIGHTH of the Company's Restated Certificate of Incorporation (the "Charter") provides that the Company shall, to the full extent permitted by
Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Article VII of the Company's By-laws (the "By-laws") generally tracks the indemnification language and standards of Section 145 of the DGCL and provides that the Company shall provide indemnification, in accordance with such standards, to the persons permitted indemnification under such standards.

         More specifically, subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify (and Article VII of the By-laws states that the Company shall indemnify) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify (and Article VII of the By-laws states that the Company shall indemnify) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Unless so ordered by a court, indemnification as described above, under either Section 145 of the DGCL or Article VII of the By-laws, shall be granted in a specific case only upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct described above. Such determination shall be made (under Section 145 with respect to a person who is a director or officer at the time of such determination) by (a) a majority vote of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such directors or if such directors so direct or (c) the stockholders.

         Section 145 of the DGCL (and Article VII of the By-laws) further provides that, among other things, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) an (b) of Section 145 (or Sections 1 or 2 of Article VII), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 (or Article VII) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145 (or Article VII).

         Article EIGHTH of the Charter and Article VII of the Company's By-laws provide that the Company shall (and Section 145 of the DGCL provides that a corporation may) pay in advance of the final disposition of such action, suit or proceeding the expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the Charter or By-laws of the Company, as applicable (or, in the case of Section 145, as authorized by said section).

         Section 102(b)(7) of the DGCL permits the certificate of incorporation of a corporation to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         Article EIGHTH of the Charter eliminates personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors to the extent permitted by Section 102(b)(7) of the DGCL as described above and provides that if the DGCL is amended to further expand director protection then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

         The foregoing descriptions of Article EIGHTH of the Charter and Article VII of the By-laws are summaries only, and are qualified in their entirety by reference to the full texts thereof.

         Pursuant to employment agreements with certain executive officers of the Company, the Company has agreed to indemnify such executive officers to the fullest extent permitted by law and the Company's By-laws against all expenses, costs, liabilities and legal fees such executive officers may incur in the discharge of their duties to the Company.

         The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Item 7.  Exemption From Registration Claimed

                  Not applicable.

Item 8.  Exhibits

         4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K")).

         4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1996).

         4.3 Rights Agreement, dated as of December 6, 1996 (the "Rights Agreement"), between Continental Stock Transfer & Trust Company, as rights agent ("Continental"), and the Company (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 6, 1996).

         4.4 Amendment No. 1, dated as of July 26, 2001, between Continental and the Company, to the Rights Agreement (incorporated herein by reference to Exhibit 4.6a to the Company's Current Report on Form 8-K, dated July 26, 2001.

         5.1 Opinion of Roger E. Schwed, General Counsel of the Company, regarding the legality of the securities being registered.

         23.1     Consent of PricewaterhouseCoopers LLP.

         23.2     Consent of Roger E. Schwed, Esq. (included in Exhibit 5.1).

         24.1 Powers of Attorney (included on the signature page of this Registration Statement).

         99.1 Maxcor Financial Group Inc. 2002 Stock Option Plan (incorporated herein by reference to Appendix A of the Company's Definitive Proxy Statement on Schedule 14A, dated April 30, 2002).

Item 9.  Undertakings

              The undersigned registrant hereby undertakes:

              (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of July, 2003.

                                    MAXCOR FINANCIAL GROUP INC.


                                    By: /s/ Gilbert D. Scharf
                                        ---------------------------------------
                                        Gilbert D. Scharf
                                        Chairman, President and Chief Executive
                                        Officer

              KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert D. Scharf, Keith E. Reihl and Roger E. Schwed, and each of them (with full power of each of them to act alone), his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


  /s/ Gilbert D. Scharf             Chairman of the Board of Directors,               July 21, 2003
---------------------------------   President and Chief Executive Officer
Gilbert D. Scharf                   (Principal Executive Officer)


  /s/ Keith E. Reihl                Chief Financial Officer and Director              July 21, 2003
---------------------------------   (Principal Financial Officer)
Keith E. Reihl


  /s/ Steven R. Vigliotti           Treasurer (Principal Accounting Officer)          July 21, 2003
---------------------------------
Steven R. Vigliotti


                                    Director                                          July 21, 2003
---------------------------------
Larry S. Kopp


  /s/ Michael J. Scharf             Director                                          July 21, 2003
---------------------------------
Michael J. Scharf


                                    Director                                          July 21, 2003
---------------------------------
James W. Stevens


  /s/ Frederick B. Whittemore       Director                                          July 21, 2003
---------------------------------
Frederick B. Whittemore


  /s/ William B. Wigton             Director                                          July 21, 2003
---------------------------------
William B. Wigton


                                    Director                                          July 21, 2003
---------------------------------
Oscar M. Lewisohn


  /s/ Robin A. Clark                Director                                          July 21, 2003
---------------------------------
Robin A. Clark

                                  EXHIBIT INDEX

Exhibit
Number                             Exhibit Description
-------                            -------------------

4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K")).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

4.3 Rights Agreement, dated as of December 6, 1996 (the "Rights Agreement"), between Continental Stock Transfer & Trust Company, as rights agent ("Continental"), and the Company (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 6, 1996).

4.4 Amendment No. 1, dated as of July 26, 2001, between Continental and the Company, to the Rights Agreement (incorporated herein by reference to Exhibit 4.6a to the Company's Current Report on Form 8-K, dated July 26, 2001).

5.1 Opinion of Roger E. Schwed, General Counsel of the Company, regarding the legality of the securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of Roger E. Schwed, Esq. (included in Exhibit 5.1).

24.1 Powers of Attorney (included on the signature page of this registration statement).

99.1 Maxcor Financial Group Inc. 2002 Stock Option Plan (incorporated herein by reference to Appendix A of the Company's Definitive Proxy Statement on Schedule 14A, dated April 30, 2002).